Exhibit 23.1

Hoogendoorn Vellmer
Chartered Accountants
406-455 Granville Street
Vancouver, B.C., V6C 1T1
Canada
Tel: 604-687-3773
Fax: 604-687-3778

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Dravco Mining Inc.
1865 Dilworth Drive, Suite 101
Kelowna, B.C.
V1Y 9T1
Canada

We hereby consent to the use in this Form 10-KSB of our Independent Registered Public Accounting Firm’s Report dated March 15, 2005 relating to the financial statements of Dravco Mining Inc. as at December 31, 2004 and 2003 and for the years then ended and cumulative from inception of the development stage on September 20, 2002 to December 31, 2004. Our report contains an explanatory paragraph regarding the ability of the Company to continue as a going concern.

We further consent to the reference to ourselves under the caption “Experts”.

Vancouver, Canada	“Hoogendoorn Vellmer”
March 29, 2005	Chartered Accountants